                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                          (Amendment No. _________)*


                         Cellnet Data Systems, Inc.
-------------------------------------------------------------------------------
                              (Name of Issuer)

                                   Common
-------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                  15115M101
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                                (CUSIP Number)

     Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))


                              Page 1 of  4  Pages
                                        ---

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CUSIP No. 15115M101                 13G                 Page   2  of   4  Pages
          ---------                                            ---    ---

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons
     Providence Media Partners L.P.     05-0462677
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 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  / /
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 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
          Delaware
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting Power
 Beneficially                           2,162,766
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With                            0
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                        2,162,766
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                        0
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
               2,162,766
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
               5.61%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
               PN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

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CUSIP No. 15115M101                                       Page  3  of  4  Pages
                                                               ---    ---


ITEM 1(A).  NAME OF ISSUER
               Cellnet Data Systems, Inc.
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ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
               125 Shoreway Road, San Carlos, CA 94070
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ITEM 2(A).  NAME OF PERSON(S) FILING
               Providence Media Partners L.P.
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ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
               50 Kennedy Plaza, Providence, RI 02903
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ITEM 2(C).  CITIZENSHIP
               Delaware
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ITEM 2(D).  TITLE OF CLASS OF SECURITIES
               Common
-------------------------------------------------------------------------------


ITEM 2(E).  CUSIP NUMBER
               15115M101
-------------------------------------------------------------------------------


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A
               Inapplicable


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CUSIP No. 15115M101                                       Page  4  of  4  Pages
                                                               ---    ---

ITEM 4.  OWNERSHIP

    (a) Amount Beneficially Owned:
               2,162,766
    ---------------------------------------------------------------------------

    (b) Percent of Class:
               5.61%
    ---------------------------------------------------------------------------

    (c) Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote
               2,162,766
              -----------------------------------------------------------------
         (ii) shared power to vote or to direct the vote
               Inapplicable
              -----------------------------------------------------------------
        (iii) sole power to dispose or to direct the disposition of
               2,162,766
              -----------------------------------------------------------------
         (iv) shared power to dispose or to direct the disposition of
               Inapplicable
              -----------------------------------------------------------------

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
               Inapplicable
-------------------------------------------------------------------------------

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON
               Inapplicable
-------------------------------------------------------------------------------


ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
  THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
               Inapplicable
-------------------------------------------------------------------------------


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
               Inapplicable
-------------------------------------------------------------------------------


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP
               Inapplicable
-------------------------------------------------------------------------------


ITEM 10. CERTIFICATION

    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
                                                     2/5/97
                                       ----------------------------------------
                                       (Date)

                                        /s/ Jonathan M. Nelson
                                       ----------------------------------------
                                       (Signature)
                                       Jonathan M. Nelson, General Partner of
                                       Providence Ventures L.P., Sole General
                                       Partner of Providence Media GP Limited
                                       Partnership, Sole General Partner of
                                       Providence Media Partners L.P.
                                       ----------------------------------------
                                       (Name/Title)